Ingersoll Rand Names Evan Turtz as General Counsel

Swords, Ireland - April 8, 2019 - Ingersoll Rand (NYSE:IR), a world leader in creating comfortable, sustainable and efficient environments, today announced Evan Turtz as senior vice president and general counsel, effective immediately. He will serve as an officer of the company and be responsible for strategic leadership and oversight of Ingersoll Rand’s legal and compliance affairs worldwide.

“Evan has strong expertise in corporate law and governance matters, and a deep knowledge of our businesses and global markets,” said Michael W. Lamach, chairman and chief executive of Ingersoll Rand. “His breadth of legal experience and sound counsel make him a terrific addition to our executive leadership team as we continue to grow our company sustainably.”

Turtz joined Ingersoll Rand in 2004 and has held progressive legal leadership roles. Most recently, he served as Ingersoll Rand’s deputy general counsel and corporate secretary, and general counsel for Ingersoll Rand’s Industrial businesses. Previously, he led Ingersoll Rand’s labor and employment practice, and has also served as director of litigation. Prior to Ingersoll Rand, Turtz worked with private law firms, most recently McCarter & English, LLP. He holds a Juris Doctor from the Washington University School of Law in St. Louis, MO, and a Bachelor’s degree in Political Science from the University of Massachusetts at Amherst.

Turtz will succeed Maria Green, who will retire in June 2019 after a thirty-five year career in law and business. Green served as Ingersoll Rand’s senior vice president and general counsel since joining the company in 2015. Previously, she served as senior vice president, general counsel and corporate secretary for Illinois Tool Works, and has also held leadership roles at the Chicago Transit Authority and AMTRAK and worked in private practice.

“Maria has contributed greatly as a trusted advisor and member of our leadership team," said Lamach. “Ingersoll Rand has benefited from her extensive experience in corporate law, mergers and acquisitions, and governance, as well as her commitment to talent stewardship. On behalf of everyone at Ingersoll Rand, I congratulate Maria on her distinguished career and wish her well in retirement.”

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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands - including Club Car®,
Ingersoll Rand®, Thermo King® and Trane® - work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.